Tredegar Announces Departure of Kevin Donnelly, Executive Vice President, General Counsel and Corporate Secretary

September 11, 2026

RICHMOND, Va.—September 11, 2026-- Tredegar Corporation (NYSE:TG) today announced that Kevin C. Donnelly, Executive Vice President, General Counsel and Corporate Secretary, will resign from the Company, effective October 1, 2026.
“Kevin has been an exceptional legal advisor and a trusted member of Tredegar’s leadership team,” said Dr. Arijit (Bapi) DasGupta, President and Chief Executive Officer of Tredegar. “During his 16 years with the Company, including more than five and a half years as an executive officer, Kevin has brought sound judgment and a steady hand to matters affecting our Board, our business and our stakeholders. On behalf of the Board and all Tredegar employees, I thank Kevin for his many contributions and wish him the very best in the future.”
Mr. Donnelly joined Tredegar in 2010 and served as Associate General Counsel beginning in 2013. He was named Vice President, General Counsel and Corporate Secretary effective January 1, 2021, and Executive Vice President, General Counsel and Corporate Secretary effective January 1, 2025.

About Tredegar

Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and films for highly engineered surface protection applications in the global electronics industry and advanced packaging. With approximately 1,800 employees, the Company operates manufacturing facilities in North America and Asia.

Contact:

Janet Stevens
Phone: 804-330-1062